Exhibit 99.1

MESABI TRUST ANNOUNCES RETIREMENT OF TRUSTEE

NEW YORK, New York, October 5, 2018 — The Trustees of Mesabi Trust (NYSE: “MSB”) announced today that Richard G. Lareau, a Trustee of Mesabi Trust since 1989, will be retiring and resigning from his position as a Trustee of Mesabi Trust.  Mr. Lareau’s resignation as Trustee of Mesabi Trust will be effective as of the date his successor is appointed by a majority in interest of the Trust Certificate holders at a special meeting called for such purpose.

In accordance with the terms of the Mesabi Trust Agreement, the Trustees will call a special meeting of Trust Certificate holders for the purpose of voting to approve a successor trustee and such other matters as the Trustees shall determine.  All Trust Certificate holders of record as of the record date to be determined for the special meeting will be sent Mr. Lareau’s notice of resignation, a notice of special meeting and proxy materials detailing the matters to be voted on at the special meeting, as well as the time and location of the meeting.

The Mesabi Trustees also announced that they have nominated Robin Radke to stand for appointment by Trust Certificate holders to serve as successor Trustee to Mr. Lareau.  Ms. Radke has over twenty-five years of business and legal experience, including nearly fifteen years in private and in-house legal practice.  Since 2014, Ms. Radke has been Associate General Counsel at Merced Capital, L.P., a privately-held registered investment advisor.  Prior to her current position, Ms. Radke was an attorney with Oppenheimer Wolff & Donnelly LLP for eleven years, where her work included advising the Mesabi Trust and the Trustees on securities reporting, internal controls and other general matters.  Ms. Radke’s legal practice includes advising internal clients regarding a wide spectrum of industries, including financial services, lending, real estate, energy and shipping.  In addition, Ms. Radke has a broad range of experience in securities law and general corporate law.  Based on these factors, the Trustees agreed to endorse her candidacy and nominate her for appointment by the Trust Certificate Holders at a special meeting of Trust Certificate Holders to be scheduled.

Effective October 2, 2018, Mr. Richard Lareau also resigned from serving as Trustee of the Mesabi Land Trust, of which the Mesabi Trust is the sole Trust Certificate holder.  Pursuant to their authority under the Mesabi Land Trust Agreement, the Mesabi Trustees appointed Ms. Radke to succeed Mr. Lareau as Trustee of the Mesabi Land Trust, also effective October 2, 2018.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749